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The following transcript is from the presentation given by Paul Huck, Senior Vice President and Chief Financial Officer of Air Products and Chemicals, Inc., at the Barclay Capital Chemical ROC Stars Conference on May 18, 2010:

00:00:00

Sergey Vasnetsov:
I would ask you to be seated.  We are going to start the second part of our morning session, and at this time, I would like to introduce Air Products Company.  I think many of you already have met with Paul Huck, the CFO of Air Products and Nelson Squires, director of Investor Relations.  They have been very visible to you for the past several years, in particular, for the past several months, as Air Products has been involved in acquisition attempt of Airgas, since we obviously are very interested to see how this story will develop and evolve.

Without question, Air Products has been the star amongst its chemical peers and industrial gas peers, as well, evidenced by its strong, consistent performance and its execution of corporate transformation strategies as well, moving towards essentially pure, plain industrial gases company with the [unintelligible] most of its chemical business in the past several years, as well as exit from some electronic products, which is still an ongoing process, as well as U.S. health care.
00:01:00

So, of course most recently, Air Products has been in pursuit of Ferrellgas[sic], which is the leading U.S. packaged gas business and slightly the last step in the global industry consolidation towards four large global suppliers.

So, as we look forward towards the next couple years, we expect Air Products to continue to outperform many of its chemical industrial peers, and has done so in the past.  And so I would like to welcome Paul to tell us how we are going to get there.  Thank you.

Paul Huck:
And thanks Sergey.  Good to be here with everyone today.  And Nelson Squires, our director of IR, is here with me also.  Today, I am going to talk to you a little bit about our growth opportunities here going forward and touch on the Airgas offer and give an update on the business going forward here.

There is a couple of slides in the up front of the package; you have these on your -- at your place.  Please take a look at them later.  As far as the statements in which I am going to make today, it is the safe harbor language.
00:02:07

If we take a look at the financial performance, turn up here a slide which you have used before -- some of you might have seen before; it kind of covers the progress which we have made through the 2004 through 2008 time period.  In that time period, as you can see, we’ve made a significant improvement in sales, but even more significant improvement in margin and return on capital employed.  You see us going from 9.6 to a 13 percent return on capital employed in 2008.

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Then, if you watch what happened as the economy went into recession in 2009, in our fiscal year, which ends on September 30th, we show a sharp drop in sales year on year, a drop in -- and drop in margins, a drop in returns.
00:03:02

We quickly went out.  We responded with a lot of cost actions to offset that, so that even though the sales drop in the second half of the year was even larger, we started to see a recovery in margins and a recovery in returns for us.  And you can see that that has also continued as we have gone to the first half of 2010: very strong improvement in margins, 16 percent above where we ended 2008 in, so extremely good -- extremely good performance.

When we talk about growth at Air Products, part of the way in which we try to get this and we try to phrase this is around what really drives growth in the industry itself, and then translated; well, what does that mean to Air Products itself?
00:04:00

If you look at industrial gases, they are driven by growth in four areas.  First, a lot of applications for industrial gases; what they do is they help our customers save cost on energy.

Another area in which they do is that they help improve the way a process works, and they improve the environmental characteristics of a process, and so they enable you to either use a lower-cost source of that or lower cost raw material, or they help you comply with a regulation.

The other two drivers of growth is another thing is that what you can do very often is that you can process more through your existing equipment and get a capacity expansion by putting industrial gases in, and the last area is that they improve the quality of the end products.  Lots of times freezing is a good example there; rather than a mechanical freezing, a flash freezing gives you a much better frozen food out into the field.
00:05:13

Now, if we talk more specifically about what does that stuff mean to Air Products, and we talk about the energy, the environment, and the emerging markets.  So, if you talk about the -- on the energy space of things, what you see is that we have, as you can see here, we are the leader on hydrogen and for refining.  The other thing which we are also leader in is oxygen for gasification, and lastly, we are the people who do the LNG heat exchanges; we have 80 percent of the world’s capacity on LNG, goes through Air Products heat exchangers for us.

So, we have a solid background in energy, where we believe of the four large industrial gas companies of the world, we have -- we not only have the best market position, but the best technology and the best -- the best relations with the people in that industry for things.
00:06:11

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The other thing which we tell you is we talk about the environment, and if you look at what is happening in the world, there is a lot of pressures on the environment, of environmental compliance for things, a lot of talk about things like cap and trade systems around the world to control carbon; SOx emissions, NOx emissions, ozone emissions; trying to control those things.

In all of those areas, industrial gases plays a role.  In all those areas, there are market opportunities growing.  So, as we view environmental regulations getting tighter, what we are going to see is we are going to see that the use of industrial gases, the intensity of industrial gases in the manufacturing processes get even greater.  And I will touch more on some of these on specific examples as we go through here.
00:07:00

The last one goes to the -- and the emerging markets in which we operate.  We are a leader in electronics; we are the first one to move our electronics business to Asia.  As we have gone forward here, we have the number one positions in Korea and Taiwan; very strong positions for us.

The other thing which isn’t appreciated -- I will touch more on this later -- are the -- is our position in equity affiliates.  It doesn’t show through our sales, but as you’ll see, we have very large positions in some countries which are quite attractive and give us great opportunities.

The last thing we show to you as we look at our -- in the position in our merchant gas business within Asia, I would like to touch on that as the first example which we have here.  And so, if you look at the position in merchant gases, what you see is we have the largest bulk share in China among the major industrial gas players for this.
00:08:08

So, you see Air Products with a 31 percent share, and then you see our other competitors around there of the other large industrial gas players.  That leading position also extends for us into India, where, through a JV, we are active -- and we will talk more about that in a second here, about a way in which we have used to grow our business, to grow the JVs -- and we have leading positions also in Korea, Taiwan, and Thailand, where a lot of the growth there we have been able to serve in the electronics market, but also to the liquid and bulk market for us in there.

And so, the way in which we do this, the way in which we have been able to bring this and bring this success home is via the applications efforts in which we have been -- in which we have brought forward.
00:09:03

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On the liquid/bulk side, the real key to this, the real key to this sale, to getting the initial sale is showing your customer how to use the product to improve the energy efficiency of their processes, to improve the environmental characteristics of their processes, to de-bottleneck their plant, or to improve their product quality.

So, let’s just go on to another example which we have here, and that’s in this area, and I am going to show you an example on the glass industry.  So, we take a look at the glass industry; what you see here is a combination of two things which come out of the technology which Air Products has.
00:09:53

In the end, what the customer is going to use is they’re going to use oxygen in their furnace to improve the efficiency on the energy side, where they are going to see a 15 to 20 percent improvement in their use of natural gas, and they are also going to then also see a lowering of the SOx and NOx emissions which come out of the plant.

So, they get something which comes together on this whole thing, and they improve not only the efficiency, but the performance of their process for that thing.  And the way in which we sell them is we have a burner, which we have designed and tested, and we have a plant in which we have designed to fit the size on the glass side.  So, we have a plant which is specifically designed around that, which we sell the burner and the plant as a package on an onsite contract and deliver them gases over the fence.
00:11:00

The other thing which we have to back all this up is we can bring the customer into our labs -- and we have a world class combustion lab which we have put investment in in Allentown -- and for investors, we would invite you out to come out and see the lab and the progress which we have made, and we can actually show them what those characteristics would do to their -- in their plant for us.  So, a lot of great opportunities for us to make that a real success here.

Now, if we turn to the package and gas side of the business, we have the -- we have a number of things which we have looked at this.  Here -- and here it is not so much on the application end of things, but it is in providing reliable service to the customer; it is also taking examples of how I can make the cylinder safer and make it -- and make the handling of the cylinder easier.
00:12:08

So, what you see here is the integrous [spelled phonetically] cylinder, which we have introduced into the European market, which has been a very big success, has really pushed our growth ahead.  And what this enables us to do is you have up here on the top you have a regulator and a valve, which is attached to the cylinder.  You don’t have to turn that -- take that on and off or anything; it comes as part of the package.  The other thing which it does is the cylinder operates at a higher pressure.  And what you see is the woman who is carrying this around, this cylinder is quite -- is much smaller, easier for her to transport, less likely for her to get hurt as she moves that around.

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So, it’s something which makes it a lot easier for them to use, because a lot of the cylinder gases are moved around within the shop.
00:13:05

As they move around and to the maintenance and the repair activities.  So, it is really us trying to address the needs of the market as people go forward here.

On the tonnage side, one of the things which we see is we still see continued strong growth in the hydrogen area; probably more broadly around the world, so we expect bids in places like China, in India, and Brazil as we see that,  but we still see the same drivers of growth.  So, the principal driver of growth -- and sits on the conversion end -- as refiners go out and they try to take the refineries from being a low conversion refinery to a high conversion refinery, and what they are trying to do there is they are trying to make more transportation fuels throughout the refinery, and get a higher margin, and raise the breakeven point of the refinery for those things, and that’s what they do.
00:14:10

So, it converts -- in doing that, what they are doing is they are converting much more of the residual fuels, which are a third of the product of a conventional refinery, into transportation fuels here.

The other driver is the crude slate.  As we see the world crude slate turn more dirty and more heavy, we still -- the way in which you take the sulfur out is the way you take -- the way you convert it to more transportation fuels is using hydrogen to treat it for the sulfur and using hydrogen to crack it further.  We still see regs coming in and playing a piece of this.
00:15:00

The off-road diesel regs within the U.S. came into effect in 2010.  We would expect in rail regs come in in 2012, and then globally around the world, we are going to see in ship and the maritime industry have to also have to comply with reduced sulfur.

What that does is that continues to put pressure on the residual fuels, because there is no place for them to go.  And so for the refineries which are going to operate, the refineries which are going to survive on this thing, they have to move down here.  So, a lot of people -- and they have had concerns about the way in Air Products and the exposure to hydrogen, the exposure to refineries -- the ones which are going to survive are the high conversion refineries.  The ones which are going to die sit in the low conversion, and our customers are here for this thing, so we feel very good about that.  And the investments in those -- in those projects are safe and good opportunities for us.
00:16:01

Right.  If we turn also to -- and to our position; one of the things which I talked about before earlier is that we have a leading position.  We have two times the amount of capacity of any of our competitors in the world on this.  We also have a greater number of pipeline systems going out here, and we have just announced new investments in Rotterdam this year and in Louisiana in this year.  So, we continue see growth opportunities occurring for those areas.

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The other place in which we see growth in the tonnage gas area is in steel and oxygen and chemicals for oxygen and gasification for power and then really cleaning up processes for on CO2 cleanup.
00:17:03

And so, as we take a look at steel, we still see continued strong growth in Asia for steel making; there is going to be both consolidation and modernization of mills.  We continue to work with our customers in the U.S. and Europe as we look for opportunities for them to make their processes more efficient so that they can compete better.  So, we will see some opportunities, albeit not as many in the traditional markets; much greater growth in Asia.

In the gasification end of things, we are seeing a lot of opportunities within China as we see them building a coal -- a chemical industry based upon coal in the middle of China.
00:18:00

So, we see oxygen opportunities occurring there.  These are very large plants; they are probably two to three times a steel plant when you look at the size of them.  We are going to see, in the future, as cap and trade starts to come into play around the world and regs on carbon capture, we are going to see opportunities for selling oxygen to power plants to capture the carbon and to sequester that carbon for us.

The other -- the other area which I want to emphasize is that the bulk of the growth in Asia -- excuse me, the bulk of the growth in the tonnage area as we look to the future is going to occur in Asia.  We think we are well lined up with a number of the premier companies within Asia on the tonnage side.
00:19:05

You can see them listed up there; Sinopec, PetroChina, CNOOC, Jiu Shi [spelled phonetically], Samsung, TSMC; these are premier people within the industries which they serve.

We touch all of the markets, as you can see, and we have a number of products which we can offer to them.  I think, you know, the leadership positions, which we bring in gasification and the hydrogen products, are a big opportunity for us.

I think another opportunity which we have -- we haven’t made a big deal about this, but we flow from the LNG side -- is we have two plants right now on the liquid side, which are going to be put in -- which are being put in at the import terminals for -- on LNG.
00:20:05

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And where -- what we would do is recover the cold from the LNG and use it to make and run the air separation plant.  And also, as we see -- the ability to pipeline opportunities and to build from there.

As we also take a look at the opportunities which we have, we have talked to you before about the number of plants which we are putting on in 2010, a large number.  The ones on the -- on your left are plants which are hydrogen plants.  The ones on your right are the oxygen plants.  That pertains to both sides of those things.  A lot of opportunities, as you can see, for us in this year to grow, and a strong growth and it is a nice kicker.
00:21:00

Plus, even though the number for 2011-2012 is smaller, those are still substantial opportunities, substantial growth.  We went through a downturn in 2009, and we didn’t get a lot of orders.  There was still a lot of activity on the bid side, but there were not a lot of awards.  We have started to see award activity kick up, and so you have seen the announcements on -- for Exxon and Shell, Monsanto, Zing Thai [spelled phonetically], and PetroChina within the first five months of our fiscal year.  So, we have had a good opportunity to start to see these orders, and we would expect new orders to come in, which will principally impact either late 2012 or to 2013 for us.
00:22:02

And turning to the electronics area, and electronics was the area which went down by the most.  As we went into the downturn, electronics turned down by a significant amount.  The good news is is that to a large extent, what we have seen is we have seen production bounce back, so that in Q2 of ’10, it is back at the peak of Q3 of ‘08.  So, we actually thought that that was going to take a longer time period, but things -- but things -- and they have come back.

I mean, one of the things which does happen is these people are going to watch how much inventory which they build.  So, they are going to pay a lot of attention to that, and when they started seeing Q4 of 2008 and they started to see the inventories back up and the orders go back, they cut back very sharply.
00:23:10

Now, the thing which we have seen is we have seen that -- and that there have been some announcements by Samsung and TSMC about them and trimming back production due to -- due to their view on inventory.  We have talked to both of our customers there, and they would say it would not affect us, it does not affect our orders; we get our forecast from them every month.  So, for right now, it does not affect us.

I think the good news on the electronics end is that the market has principally driven by the consumer, and so consumer electronics has really carried the industry back.
00:24:06

What we haven’t seen yet, we have not seen a return of the business IT spending.  We haven’t see the capital spending which goes into electronics -- people buying servers, buying PCs, buying process control equipment -- and that has not returned to a strong level yet.  Plus, we haven’t seen consumer durables around appliances and autos bounce back.

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So, there are still two demand drivers which have not returned into electronics industry, which will happen in the future.  I think we all feel good about the position which we have in electronics; we have the best set of customers in this area, and we have a good position in all of the major areas in which electronics are made.
00:25:00

An area which I talked about before was on the equity affiliate area, and this is an area which, as I take a look at Air Products, we have opportunities which our competitors do not have.  They arise from the strategy which we use to expand and grow into other countries.  If you are looking at this slide 10, 15 years ago, instead of some of these countries being on it, you would have seen Korea, you would have seen Taiwan, Malaysia, Spain as countries in which we have a JV.

And in those JVs, the way in which we go in is we bring -- is we go in and we partner with a person who has a local industrial gas business.
00:26:01

And then we combine the expertise from Air Products, which is around the engineering, the operations, the financials, and with that person’s knowledge of the market within that country, to bring the applications -- to bring the applications which Air Products has to that base of customers who they serve to grow that area faster.

So, when we started in those countries, like Korea, Taiwan, Spain, Malaysia, we were not the number one industrial gas company, and we are there today; we are the leader in those countries due to the things which we have done.  And then we have that person exit; typically as they go on, it doesn’t pass on to their children, and we wind up owning it.
00:27:01

So, we have those opportunities in Italy, in Mexico, South Africa, India, and Thailand, where we are building and growing faster than the market in all of those areas.  So, they are a great opportunity.  We bring a substantial amount of profits, which you can see in our P&L.  It doesn’t bring the sales, but it will be sales growth and growth in profits there for the future for us.

As we turn and take a look at 2010 and the rest of the year, we still see a good solid third quarter for Air Products, driven by the things which we have seen: an improving economy, seasonality.  The business normally picks up in the last half of the year for Air Products due to more construction activities et cetera that are being done outside.  Electronics also improves.
00:28:00

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We are going to see -- we are going to see new plants continue to come on stream in the associated profits from that.  And then we are going to see the impact of the final restructuring costs in electronics, which will hit in the third quarter.  It will depress -- it will depress the margins in that business, in that quarter.  We do expect to see a recovery in the fourth quarter and be a lot closer to our 15 percent goal for 2011, overall.

Then if we turn to -- and the full year, we think worldwide growth is going to be about two percent or so; that is up from what we were thinking about one percent for things.  You know, our CAPEX is somewhere between a billion three and a billion five, and we still think that the tax rate will stay the same.  But really, a solid growth in year on year, to the $4.90 to $5.00 range.
00:29:06

Now, I would like to turn to the Airgas transaction and talk a little bit about it, about this, and this is a slide which you guys have seen before.  It talks about -- it talks about the offer which we made: all cash offer for $60.00 a share; you know, a large premium over their unaffected price at that point in time.  For us, we think we are the company who is best positioned to take this business in.  We have the least amount of overlap on their business with us and we think we have the greatest savings on net, when you get down to the things which we can do.
00:30:05

So, we think we have the -- and the financing is arranged, and we are in progress with the FTC, we have a case officer assigned, and we would expect to have to work through -- and through the summer, and by the time it comes for a vote, that we would have the -- and that we would have a deal, a handshake deal with the FTC at that point in time.

If you look at this you think -- and the logic behind here is very strong.  It creates a leading industrial gas player, the number three player in the world and the largest player within North America for us.
00:30:57

A lot of complementary skills; you take Air Products and the things which we do well: the engineering, the operations, the large plants, the things you bring the Airgas, the sales force to it.

We think there is not only the ability to save a lot of cost here; we think there is the ability to really get a lot of growth and that they serve markets today which we could actually serve better with them together, such as pharmaceutical, analytical, hospital type of markets, where we today do not serve a large proportion because we don’t have a packaged gas business within the United States for things.  And so, we actually think it is a compelling transaction which has a lot of cost savings around it and a lot of growth opportunities.
00:31:58

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Let me touch on the cost savings for you.  So, the cost savings which occur are things which we have made from our knowledge of how the company operates.  And if you look at this, the thing which we have seen is we see a company which has been driven to grow through a strategy of rollups.  What they haven’t come back through is they haven’t come back through the back end of this thing and said, “I can save money here, I can save money there, I can do these things, I can consolidate those things.”  And that’s what we would do.

We have done a lot of that within Air Products over the past 10 to 15 years, so a lot of the things which we are talking about doing in Airgas are things which we have already done within the company itself, within Air Products itself.  So, it would be taking them and putting them on the infrastructure which we have.
00:33:01

And the things which -- which we would love to do is save money in the supply chain area; in other words, make it more efficient to supply the product to the customer so that -- and that is saving on the plant spending, that’s saving on the distribution spending.  They still run a lot of unplanned trips.  We plan all of our trips.  So, they wind up with more drivers, more trucks, and more and more gas to power those trucks.

Combining the purchasing requirements of the two companies is a big savings for us, also, and we access materials from around the world, particularly China.  An example, for those who know, that China has become a good source of goods.
00:33:58

We built and we have invested a lot of money in being able to go out and purchase within China and bring the goods around the world for us to help lower our costs.

The last thing we do is take a look on the overhead side.  We would obviously get rid of the redundant areas of those things, but the other thing which we would bring is a shared services outlook into them, and so they still pay their bills in the field, they do their accounting in the field and stuff like that.  Those are things which large companies just do not do today out in the field; they are going to pay their bills from one place -- it may not even be within the U.S. -- they are going to do their accounting in one place for those things.  It doesn’t pay to have these things sitting all out there, and you can save a lot of money.
00:34:58

They have IT people at the site.  I’ve got IT people in one location within the U.S. for those things.  You get a savings in how you approach those things.  So, a lot of good savings available to us.

If we take a look on the path forward, the litigation is filed; there really is not anything new on that.  The tender offer is filed, but there isn’t anything new on that.  The regulatory process, we are making good process with the FTC and we would expect to have an agreement during the summer.

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And the shareholder proposals were made on the 13th of May, and let’s talk about the shareholder proposals which we have.  The first one is for the election of directors.  We think we have put together a very good selection [spelled phonetically] of directors.  These are people who have a lot of experience as directors of large companies.
00:36:03

And we think that they will represent very well the other 90 percent of the Airgas shareholders who are not being heard in the board room today.  We think only 10 percent is being heard and that the chairman is overly controlling those things.

We have three things on the bylaws which pertain -- we want to amend the bylaws on the eligibility of directors, so that if their directors fail, they just can’t go back and reappoint them to the board and expand the board.  They would have to stand for election anyway in the next cycle, but we do allow the chairman to be -- we allow the CEO to be reappointed to the board, because we believe the CEO ought to be on the board.
00:37:05

But he would have to stand for election again, and he could not serve as the chairman of the board on that.

And then on number three is to really -- and speed the process up and bring the -- and bring the next meeting to the 18th of January or before.  And then the last one is in case the board puts in and amends any bylaws in this time period and we don’t know about it, have them repealed for us going forward here.

If you then take a look -- and you can read the bios of the directors who we have put in here; they are people who have a lot of experience of being directors, experience in M&A.
00:38:02

Some of these people founded their own firms; they have been chairmens and CEO types.  Our real purpose in selecting these people was not so much in getting people who were going to be and vote in our way; that’s not why we asked them.  We want people who are going to go in and take a look and be an independent director and not beholden to the current chairman and founder in this situation.

All right.  As we look to the future, some of the things -- we still think that the basic -- and the basic things about the industry still hold.  A long-term contract, which is at the base of what we do -- we are spread out around the world.
00:39:04

We serve a number of different markets, and we think Airgas really adds to that and improves our competitive position within the United States.

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As we look to growth, we have a good -- a backlog of projects, a strong backlog, which I talked to you before about.  It’s spread across the world also.  We still think there are -- and tremendous growth opportunities -- we look at the energy, the environment, the emerging markets area -- and that Airgas really helps us there too, because it will help the growth within the U.S. by being able to go out and serve markets which I don’t serve today and I have the capacity to serve with the products which we have.  And then it also enables me to grow internationally with packaged gases as we move into places like China and India and stuff like that.
00:40:10

And the last thing is that our -- and that the results in which we are looking for and still remain the same; you know, strong, double-digit EPS growth, continued strong return on capital and margin improvement for us, and that we think the Airgas transaction really gives us a great opportunity.  We are going to be disciplined on the price.  We are going to pay attention to how this moves forward.  This is not something which I have to do; however, it is something which I want to do, but I have a top price which I am willing to pay.  We think we have an offer which is a good option for the shareholders of Airgas over the unaffected price of $43.00.
00:41:06

There have been ups and downs in the markets, but there hasn’t been anything really changed in Airgas, nor their outlook for those things.  So, a lot of opportunity for Air Products; we are excited about the opportunities which we have, and I will turn it over to you for any questions which you may have.

Okay, Sergey.  [laughs]

Sergey Vasnetsov:
Okay.  So, Paul, on your hydrogen slide there, you showed several areas for your growth, and one of them I want you to elaborate, which may not be immediate opportunity, but I think is very large, and that is Canadian tar sands.
00:42:06

So, you already have a position in Edmonton.  Can you talk about the scale of the opportunity, your current view, when this might be relevant for the oil and industrial gas industry?

Paul Huck:
Yeah.  And so, the question on the oil sands in Canada -- we do think those areas are going to be developed.  And just to recap, the position which Air Products has is we have two plants within the Edmonton area, plus a pipeline system, which serves a number of customers in that area.  So, we do have -- and no one else has an on purpose plant nor does anyone have a pipeline system in that area which could be used to supply the oil sands.
00:43:11

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And that heads out to the north and east -- the pipeline system -- out towards where the development would occur on the upgrading.

Now, what type of price of oil do we think it is going to take?  We think the price of oil is $75 to $80 a barrel for oil to be at, and you have to say, “Well, I think oil is going to stay there.”  And the other thing then is -- and the other thing which people then are going to look at is where is that all going to occur?
00:44:00

We think that some of the upgrading is going to occur onsite in Canada, and we think some of the upgrading is going to occur in the Gulf Coast.  Because the other thing which is happening is that they are still proceeding with a pipeline, and why is that happening?  The reason why that’s happening is that the majors who have the refineries in the Gulf Coast -- the Exxons, the Shells, the BPs -- what they are out there doing is they are buying leases up at this point in time.  And by buying the leases up, we think that that is very encouraging that they will be developed sometime in the near future.  We would expect investment to probably kick up somewhere two to three years out.
00:44:59

The size of the investments for us would be very large; they would be somewhere between $300 and $500 million per project.  So, they would be very large investments for us.  We think we are positioned well to go out there and do that, but we do think that those are good opportunities for us.

We also think that that could also increase the investment in the Gulf Coast at that point in time, and that the refiners within the Gulf Coast would look to add capacity to process this crude which would come down.  The thing which you should understand is that the -- a barrel of oil sand takes -- to process, takes anywhere from two to three times the hydrogen requirement to what a barrel of mined crude takes.
00:46:11

So, it is not a light sweep, but it is heavier crude, and it takes two to three times the amount of the hydrogen within that refinery to process that.

Yes?

Male Speaker:
If you are successful in buying Airgas, then how long would you have to be in a debt reduction mode, where your cash flow is really, you know, targeted to reduce your acquisition debt and where you might not be able to participate in as many bids for new onsite locations globally?
00:47:00

Paul Huck:
I would not be cutting back in my bid activity.  As we have taken a look at this, and we have our capital and the model for the company for buying Airgas, we have the capital growing from the billion four, which is the estimate for 2010, growing 15 to 20 percent for the next three years, and in that time period, I am able to get myself back from a triple B to an A rating at the end of year three.  So, we generate a lot of cash and we get a lot of opportunities and we can handle this.  But Airgas does not restrict the opportunities which I have within the bas Air Products business; we do not restrict our bids, we don’t drop out of markets.  We are going to continue in those markets.
00:48:03

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Male Speaker:
Just a couple of quick questions on the proposed Airgas deal.  You mentioned that if Airgas becomes friendly and “demonstrates value” that there could be upside to the bid.  Would it continue -- this is all hypothetical -- you have previously done an equity offer -- you know, the potential deal was equity, now it is all cash.  If you increased your bid, would it continue to be an all cash deal?

Paul Huck:
Yes.  Now, you know, one of the things which has happened is that the stock price has gone down by the uncertainty in which I have put in here by announcing a hostile offer, and so I am unwilling to go out and give my stock at discounted price to them.

Male Speaker:
Okay.  And then the other quick thing is what percent of Airgas holders do you need to complete the deal?  Is it two-thirds, three-quarters?

Paul Huck:
What I need is a majority vote, a majority vote.
00:49:06

Male Speaker:
Okay, thanks.

Paul Huck:
Simple.  A single vote.

Male Speaker:
Thank you.  Recently, Samsung TSMCO [spelled phonetically] announced significant CAPEX increase as ESD semiconductor manufacturing process becomes more advanced and expensive and complicated.  How would you say that Air Products may benefit from this trend, especially in those higher-margin product offerings that you have, say, on rare gases or something else?

Paul Huck:
Yes, yes.  And so the -- what the history has been, and what we expect to continue, is that as they -- as the process gets more intense and smaller, and layers build up, and they do more elaborate operations, our spec [spelled phonetically] gas and chemicals intensity within that chip goes up.
00:50:19

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And it grows at a multiple of about two times on the square inch; it’s simple square inches.  So yes, as the new processes come in, we would expect that to happen.  We have end products which we have talked about in the past, for, like -- for the interlayer and stuff like that, which have been successful in our program within the new chips, within Samsun, TSMC, IBM et cetera have put in.
00:51:00

Male Speaker:
Hi.  Just interested to hear your thoughts on the comments by Praxair earlier today, as well as over the past couple of weeks.

Paul Huck:
I did not -- I did not sit down here, but I heard the report, obviously.  And so, I mean, if they want to bid, they are certainly welcome to bid.  As far as them being a white knight, you know, the board does not seem to have the company up for sale at this point in time, and so it is going to have to take some -- and something there.  I have a top price which I am willing to pay.  If they want to pay above that, they can have the company if that is what they are willing to do.
00:52:07

And as far as the FTC approval is concerned, I mean, they overlap on 100 percent of the company.  And so if you take a look at this, what they would have to sell would be a lot more than what I would have to sell.  And so, yes, they can get approval, it is just going to make the acquisition to them more costly, because they are going to have to pay more than what I -- above the top price which I am willing to pay.  And so, it makes the deal a poor set of economics, because they are going to leak value and they are going to lose the savings in synergies which they have.
00:53:03

They said they think they have about $200 million in cost savings.  You can go out and run the model; I think I have got more.  I think we’ve got some other things which we can do, but part of the thing is that they are not going to be able to access all those synergies, and that’s why the savings for them are less.  So, I don’t think that they can match the price and I don’t think they are going to get it -- and the Airgas board is going to come in and sell it to them for 55 for those things.  I don’t think that a lot of the people who are the Airgas holders in this room are going to be very happy with that.  So, if those guys want to come -- come on, we’re ready to go.

Male Speaker:
As a newcomer, are you interested in the assets they have [inaudible]?

Paul Huck:
It depends what they would have to sell.  I couldn’t buy the liquid plants, and they are going to have to sell them, too.
00:54:04

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But on the packaged gas side, what they could get is something which really isn’t very attractive; that might be a combination of their assets and Airgas assets, and it might be a -- you know, it might not be something which is worth a lot of money.  And if that’s what it is, then they are going to have to suffer the loss of the value to them.

Okay, thank you.   Thanks, Sergey.

[applause]

[end of transcript]

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